STOCK PURCHASE AGREEMENT

BETWEEN

HALLMARK INSURANCE COMPANY

AND

STATE AUTO FINANCIAL CORPORATION

DATED AS OF AUGUST 9, 2010

FOR THE ACQUISITION OF

STATE AUTO NATIONAL INSURANCE COMPANY

TABLE OF CONTENTS

EXHIBIT A	Loss Portfolio Transfer Agreement

EXHIBIT B	Quota Share Reinsurance Agreement

DISCLOSURE SCHEDULES

Section	Description

Section 1.1(a)	Knowledge of Seller
Section 1.1(b)	Knowledge of Buyer
Section 1.1(c)	List of States for Restricted Territory
Section 3.1(e)	Noncontravention; Consents
Section 3.1(f)	SAP Financial Statements
Section 3.1(g)	Liabilities
Section 3.1(h)	Absence of Certain Changes or Events
Section 3.1(j)	Taxes
Section 3.1(k)	Compliance with Applicable Laws
Section 3.1(l)	Litigation
Section 3.1(m)	Contracts
Section 3.1(n)	Insurance Regulatory Matters
Section 3.1(p)	Reinsurance
Section 3.1(s)	Ownership of Shares
Section 3.1(t)	Affiliate Transactions
Section 3.1(u)	Company Insurance Policies
Section. 3.2(c)	Noncontravention; Consents
Section 4.7	Intercompany Agreements

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made as of August 9, 2010, between Hallmark Insurance Company, an Arizona insurance company ("Buyer"), and State Auto Financial Corporation, an Ohio corporation ("Seller").

Background Information

A.           Seller owns, beneficially and of record, 60,000 shares of voting common stock, par value of $40.00 per share (the "Shares"), of State Auto National Insurance Company, an Ohio corporation (the "Company"), which represent 100% of the issued and outstanding shares of capital stock of the Company.

B.           Seller desires to sell all of its shares of capital stock of the Company, and Buyer desires to purchase all such shares, upon the terms and conditions set forth in this Agreement.

C.           Subject to Section 4.8 of this Agreement, it is the intent of Seller and Buyer that Seller and its Affiliates shall be entitled to the benefits and subject to the liabilities of any and all insurance policies issued by the Company prior to the Closing, and that Buyer and its Affiliates (including the Company after the Closing) shall be entitled to the benefits and subject to the liabilities of any and all insurance policies issued by the Company after the Closing.

Statement of Agreement

The parties to this Agreement hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

"Acceptance Date" has the meaning set forth in Section 2.2(f).

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

"Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

"Amended State Auto Agreements" has the meaning set forth in Section 4.7(b).

"Amended State Auto Investment Agreement" has the meaning set forth in Section 4.7(b).

"Amended State Auto Management Agreement" has the meaning set forth in Section 4.7(b).

"Amended State Auto Pooling Agreement" has the meaning set forth in Section 4.7(b).

"Arbitrator" has the meaning set forth in Section 2.2(e).

“Books and Records” has the meaning set forth in Section 3.1(v).

"Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in the City of Columbus, Ohio, are required or authorized by law or executive order to be closed.

"Buyer" has the meaning set forth in the introductory paragraph of this Agreement.

"Claim Period" has the meaning set forth in Section 7.1.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Closing Payment" has the meaning set forth in Section 2.1(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Columbus Court" has the meaning set forth in Section 11.7(b).

"Company" has the meaning set forth in the preamble of this Agreement.

"Company Disputed Tax Positions" has the meaning set forth in Section 9.1.

"Company Insurance Policies" has the meaning set forth in Section 3.1(u).

"Company Material Adverse Effect" means the occurrence of an event or the existence of a circumstance that has a material adverse effect on the assets. liabilities, results of operations, cash flows, financial condition, business, operations or relationships of the Company, including the occurrence of any event or the existence of any circumstance that could cause such an effect in the future, but shall exclude any adverse effect resulting from, arising out of or relating to: (i) changes in general economic or market conditions (including changes in interest rates); (ii) any occurrence or condition generally affecting the nonstandard automobile insurance market; (iii) the occurrence of acts of hostility or terrorism or a proposed change in SAP, laws or regulations; and (iv)  the negotiation, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement of this Agreement or such transactions (including any occurrence or condition arising out of the identity of or facts relating to Buyer).  For purposes of clarification, Company Material Adverse Effect shall not include any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of the Company that occurs following the Closing Date.

"Confidentiality Agreement" means the confidentiality agreement dated as of February 10, 2010, between Hallmark Financial Services, Inc. and Seller.

"Contracts" has the meaning set forth in Section 3.1(m).

"Descriptive Materials" has the meaning set forth in Section 11.9.

"Disclosure Schedule" means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

"Earnout" has the meaning set forth in Section 2.6.

"Earnout Period" has the meaning set forth in Section 2.6.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Extraordinary Dividend" has the meaning set forth in Section 2.2(b).

"Final Closing Date Balance Sheet" has the meaning set forth in Section 2.2(d).

"Governmental Entity" means any federal, state, local, tribal, foreign or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body.

"Hallmark/State Auto Agent" means an insurance agent or agency that (i) is a party to an agency agreement with one or more of the State Auto Insurers as of the Closing Date, and (ii) enters into an agency agreement with one or more of the Hallmark Insurers at any time after the date of this Agreement.  For the avoidance of doubt, a “Hallmark/State Auto Agent” does not include any insurance agent or agency that is a party to an agency agreement with one or more of the Hallmark Insurers as of the Closing Date.

"Hallmark Insurers" means any current or future insurance companies (including the Company after the Closing) who are part of the insurance holding company system in which Hallmark Financial Services, Inc. is the ultimate controlling person.

"Indemnification Basket" has the meaning set forth in Section 8.1(a).

"Indemnification Cap" has the meaning set forth in Section 8.1(a).

"Indemnified Party" has the meaning set forth in Section 8.2(a).

"Indemnifying Party" has the meaning set forth in Section 8.2(a).

"Initial Closing Date Balance Sheet" has the meaning set forth in Section 2.2(c).

"Intellectual Property" means any patents, trademarks, service marks, trade names, Internet domain names, copyrights (including any registrations or applications to any of the foregoing), computer programs, trade secrets, patentable inventions or other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection.

"Knowledge" means the actual knowledge, after due inquiry, of (a) with respect to Seller, those persons listed in Section 1.1(a) of the Disclosure Schedule, and (b) with respect to Buyer, those persons listed in Section 1.1(b) of the Disclosure Schedule.

"Liens" has the meaning set forth in Section 3.1(s).

"Losses" means any and all liabilities, claims, expenses (including reasonable attorneys' fees and expenses) and damages, but excluding lost profits or any punitive, exemplary, consequential or similar damages (other than lost profits or any punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim).

"Loss Portfolio Transfer Agreement" means the Loss Portfolio Transfer Agreement attached hereto as Exhibit A.

"LPT Losses" has the meaning set forth in Section 4.8 (a).

"Ohio Insurance Regulator" means the Ohio Department of Insurance.

"Permits" has the meaning set forth in Section 3.1(k).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

"Preliminary Closing Date Balance Sheet" has the meaning set forth in Section 2.2(a).

"Policy In-Force" means an insurance policy that is currently providing insurance coverage, as of the evaluation date, regardless of the number of vehicles insured by that insurance policy.

"Purchase Price" has the meaning set forth in Section 2.1.

"Quota Share Reinsurance Agreement" means the Quota Share Reinsurance Agreement attached hereto as Exhibit B.

"QS Losses" has the meaning set forth in Section 4.8 (b).

"Restricted Territory" means those states listed in Section 1.1(c) of the Disclosure Schedule.

"Restricted Period" means the period beginning in each case on the applicable Transition Date and ending on the earlier of (a) the third anniversary thereof or (b) the date when the maximum Earnout has been earned under Section 2.6, both dates inclusive.

"SAP" has the meaning set forth in Section 3.1(f).

"SAP 2009 Financial Statements" has the meaning set forth in Section 3.1(f).

"SAP 2010 Interim Financial Statements" has the meaning set forth in Section 3.1(f).

"SAP Financial Statements" has the meaning set forth in Section 3.1(f).

"Seller" has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Closing Documents” means the documents and instruments to be delivered by Seller at closing pursuant to Section 2.4 and all other documents and instruments executed or delivered by Seller or the Company pursuant to or in furtherance of this Agreement.

"Seller's Book" has the meaning set forth in Section 5.1(a).

"Shares" has the meaning set forth in the Background Information of this Agreement.

"SMICP Equivalents" has the meaning set forth in Section 5.1(a)(i).

“State Auto Agents” has the meaning set forth in Section 4.12.

"State Auto Insurers" means any current or future insurance companies (including the Company prior to the Closing) who are part of the insurance holding company system in which State Automobile Mutual Insurance Company is the ultimate controlling person.

"State Auto Management Agreement" means the Management and Operations Agreement, Amended and Restated as of January 1, 2005, as thereafter amended by the first and second amendment thereto, by and among the Company, State Automobile Mutual Insurance Company, and various Affiliates of State Automobile Mutual Insurance Company.

"State Auto Investment Agreement" means the Investment Management Agreement between the Company and Stateco Financial Services, Inc., effective as of April 1, 1993.

"State Auto Pooling Agreement" means the Reinsurance Pooling Agreement, Amended and Restated effective as of January 1, 2010, entered into as of February 10, 2010, by and among the Company, State Automobile Mutual Insurance Company and various Affiliates of State Automobile Mutual Insurance Company.

"State Minimum Insurance Coverage Policy" means an insurance policy which satisfies only the minimum amount of automobile liability insurance coverage required by state law to be carried or maintained by the owner of a private passenger automobile.

"Statutory Capital and Surplus" means the amount that would be set forth on Line 39, Surplus as Regards Policyholders, on the Statement of Income page for an annual or quarterly report filed by the Company with the Ohio Insurance Regulatory.

"Subsidiary" of any Person means another Person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first Person.

"Taxes" means all federal, state, local and foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any interest and any penalties, additions to tax or additional amounts, imposed by any Taxing Authority, domestic or foreign.

"Taxing Authority" means any Governmental Entity primarily responsible for having jurisdiction over the administration of Taxes.

"Tax Return" means any return, report or statement filed or required to be filed with respect to any Tax with a Taxing Authority.

"Third Party Claim" has the meaning set forth in Section 8.2(a).

"Transition Date" shall mean the date six months following the Closing Date; provided, however, that with the agreement of Buyer and Seller the Transition Date may be accelerated for a particular state.

ARTICLE II

PURCHASE OF THE SHARES

SECTION 2.1. Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, for a purchase price (the "Purchase Price") equal to $14,000,000.00 (the "Closing Payment") plus the Earnout, as determined in accordance with Section 2.6.

SECTION 2.2. Closing Date Statutory Capital and Surplus.

(a)           Seller shall prepare a balance sheet of the Company dated as of three Business Days prior to the Closing Date (the "Preliminary Closing Date Balance Sheet").  The Preliminary Closing Date Balance Sheet shall be prepared in accordance with SAP.  The Preliminary Closing Date Balance Sheet shall reflect $10,000,000.00 of Statutory Capital and Surplus after taking into consideration the payment of the Extraordinary Dividend (as defined below) at the Closing.  Seller shall deliver the Preliminary Closing Date Balance Sheet to Buyer at the Closing.

(b)           On the Closing Date, Seller shall cause the Company to reduce its Statutory Capital and Surplus to $10,000,000.00 by making an extraordinary dividend of cash and marketable securities of the Company in excess of such amount to Seller (the "Extraordinary Dividend").  The parties shall obtain all necessary consents and approvals from all Governmental Entities for the distribution of the Extraordinary Dividend to be made on the Closing Date.

(c)           Within thirty Business Days after the Closing Date, Seller shall prepare and deliver to Buyer a second balance sheet of the Company which shall be dated as of the Closing Date (the "Initial Closing Date Balance Sheet").  The Initial Closing Date Balance Sheet shall be prepared in accordance with SAP and otherwise in the same manner as the Preliminary Closing Date Balance Sheet.  All assets and liabilities set forth on the Preliminary Closing Date Balance Sheet will be included on the Initial Closing Date Balance Sheet, and such assets and liabilities shall be the only assets and liabilities set forth on the Initial Closing Date Balance Sheet, adjusted for the Extraordinary Dividend and any other changes in cash and the value of the marketable securities determined as of the close of business on the day prior to the Closing Date.

(d)           Buyer shall have thirty Business Days following the receipt of the Initial Closing Date Balance Sheet to make any objections thereto to Seller in writing.  If no objections are received by Seller from Buyer within such objection period, or if Buyer notifies Seller in writing that Buyer accepts the Closing Date Balance Sheet as presented, then the Initial Closing Date Balance Sheet shall be deemed final (the "Final Closing Date Balance Sheet"), and the amount of the Statutory Capital and Surplus set forth in the Final Closing Date Balance Sheet will be final and the payment procedures of Section 2.2(f) shall be followed.

(e)           In the event Buyer objects to any items or amounts set forth in the Initial Closing Date Balance Sheet and gives written notice thereof to Seller within the objection period, Buyer and Seller shall use their reasonable efforts to reach agreement on any disputed items or amounts.  If Buyer and Seller are unable to reach an agreement within twenty Business Days after Buyer's delivery of written objection, either Buyer or Seller may require that an independent accounting firm of recognized national standing, as may be mutually selected by Buyer and Seller, or if the parties are unable to agree, a "Big 4" accounting firm having no relationship with Buyer or Seller during the past three years (the "Arbitrator") shall determine the Final Closing Date Balance Sheet.  In that case, Buyer and Seller shall each submit a version of the Initial Closing Date Balance Sheet.  In making its determination of the Final Closing Date Balance Sheet, the Arbitrator shall be limited to selecting the Initial Closing Date Balance Sheet submitted by either Buyer or Seller.  The Arbitrator shall make its determination and select the Final Closing Date Balance Sheet within 60 days after the dispute has been submitted to the Arbitrator for resolution, and thereafter the Arbitrator shall give prompt written notice of its selection to Buyer and Seller.  The fees and expenses of the Arbitrator shall be borne by the party whose version of the Initial Closing Date Balance Sheet was not selected by the Arbitrator.  The determination of the Arbitrator as to the Final Closing Date Balance Sheet shall be final, conclusive and binding on the parties.

(f)           If the Statutory Capital and Surplus set forth in the Final Closing Date Balance Sheet is less than $10,000,000.00, then, within three Business Days after the Acceptance Date, Seller shall pay to Buyer the difference between the Statutory Capital and Surplus reflected in the Final Closing Date Balance Sheet and $10,000,000.00.  If the Statutory Capital and Surplus reflected in the Final Closing Date Balance Sheet is greater than $10,000,000.00, then, within three Business Days after the Acceptance Date, Buyer shall pay to Seller the difference between the Statutory Capital and Surplus reflected in the Final Closing Date Balance Sheet and $10,000,000.00.  For purposes hereof, the "Acceptance Date" shall mean the Business Day immediately following the (i) expiration date of the objection period, (ii) the date Buyer gives written notice to Seller of its acceptance of the Initial Closing Date Balance Sheet, or (iii)  the date the Arbitrator gives written notice to Buyer and Seller of its selection of the Final Closing Date Balance Sheet, whichever is applicable.

SECTION 2.3. Closing.  Unless this Agreement shall have been terminated pursuant to Section 10.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the purchase and sale of the Shares (the "Closing") shall take place on the date that is the first day of the month following the date on which the last to be fulfilled or waived of the conditions set forth in Section 6.1 shall be fulfilled or waived in accordance with this Agreement, other than any conditions to be performed on the Closing Date (as defined below), at the offices of Baker & Hostetler LLP, 65 East State Street, Suite 2100, Columbus, Ohio, unless another date, time or place is agreed to in writing by the parties hereto.  The actual date and time of the Closing are herein referred to as the "Closing Date."

SECTION 2.4. Seller Closing Deliveries.  At the Closing, Seller shall deliver to Buyer:

(a)           certificates representing the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer;

(b)           the Loss Portfolio Transfer Agreement, duly executed by the parties thereto;

(c)           the Quota Share Reinsurance Agreement, duly executed by the parties thereto;

(d)           the Amended State Auto Agreements, duly executed by the parties thereto; and

(e)           certificates from the Company and Seller certifying as to such Person's compliance with the conditions set forth in Section 6.2 and certifying as to the incumbency and resolutions of such Person and its officers.

SECTION 2.5. Buyer's Closing Deliveries.  At the Closing, Buyer shall deliver to Seller:

(a)           the Closing Payment by wire transfer of immediately available funds to the account specified by Seller; and

(b)           a certificate duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to Buyer's compliance with the conditions set forth in Section 6.3 and certifying as to the incumbency and resolutions of Buyer and its officers.

SECTION 2.6. Earnout.  So long as Seller and its Affiliates remain in compliance with Section 5.1(a), and for the period commencing on the Transition Date (understanding that in one or more states the Transition Date may be accelerated by agreement of the Parties, and each such accelerated Transition Date shall apply only to the particular state(s) involved for purposes of this Section 2.6) and ending on the third anniversary thereof, both dates inclusive (the "Earnout Period"), Buyer shall pay to Seller an earnout (the "Earnout") equal to 2% of the gross collected premiums during the Earnout Period with respect to new or renewal personal lines insurance policies issued by the Company or any of the other Hallmark Insurers on or after the Transition Date utilizing the Seller's, the Company's, or Buyer's insurance policy issuance system to issue a policy submitted by any Hallmark/State Auto Agent.  The Earnout payable by Buyer to Seller over the Earnout Period shall be subject to an aggregate maximum of $2,000,000.00.

The Earnout shall be payable quarterly, within 20 Business Days after the completion of each calendar quarter following the Closing Date, to the extent any Earnout is payable for such period.

For purposes of verifying the amount of the Earnout paid or payable to Seller, Buyer agrees to make the books and records of the Hallmark Insurers reasonably available to designated representatives of Seller during regular business hours for inspection and copying, at the sole expense of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Seller.  Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer as follows (it being understood and agreed that each item in a particular section of the Disclosure Schedule applies to such section and any other section to which its relevance would be reasonably apparent):

(a)           Organization.

(i)           The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to carry on its business as currently conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a Company Material Adverse Effect.

(ii)           Seller is duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to carry on its business as currently conducted.

(b)           Capital Structure.  The authorized capital stock of the Company consists of 100,000 shares of voting common stock, par value of $40.00 per share, of which 60,000 shares are issued and outstanding.  Except as set forth in the preceding sentence, no shares of capital stock of the Company are issued, reserved for issuance or outstanding.  The Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  There are no Company treasury shares, outstanding options, warrants, subscriptions, conversion rights or other rights, commitments or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Company of any shares of capital stock of the Company, and no authorization therefor has been given.

(c)           No Subsidiaries.  The Company does not, directly or indirectly, own any Subsidiaries.  The Company does not, directly or indirectly, own any stock of, or any other equity interest in, any Person, except that the Company may own interests held for investment purposes not exceeding 10% of the voting securities of any such single Person.

(d)           Authority.

                                (i)           Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.  No action by the stockholders of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the Seller Closing Documents and the consummation by Seller of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(ii)           Each of the parties to the Seller Closing Documents (other than Buyer, if applicable) has the requisite corporate power and authority to enter into the Seller Closing Documents and to consummate the transactions contemplated thereby.  Each of the Seller Closing Documents will, at the time of delivery, be duly authorized, executed and delivered by all parties thereto (other than Buyer, if applicable) and will constitute the valid and binding obligation of each party thereto (other than Buyer, if applicable), enforceable against such parties in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)           Noncontravention; Consents.  The execution and delivery of this Agreement does not, and the Seller Closing Documents and consummation of the transactions contemplated by this Agreement and the Seller Closing Documents will not, (i) conflict with any of the provisions of the articles of incorporation or code of regulations of Seller, the Company or any other party thereto (other than Buyer, if applicable), (ii) subject to obtaining the approvals as set forth in Section 3.1(e) of the Disclosure Schedule, conflict with, or result in a breach or default under, any law, Permit or order of any Governmental Entity to which the Seller, the Company or any other party thereto (other than Buyer, if applicable) is a party or by which any of their respective properties or assets are bound or affected, which, in the case of clause (ii), would have a material adverse effect on the ability of Seller to effectuate the transactions hereunder or a Company Material Adverse Effect.  No consent, approval or authorization of, or declaration or filing with, or notice to, a Governmental Entity, is required (i) by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (ii) by or with respect to Seller, the Company or any other party (other than Buyer, if applicable) in connection with the execution and delivery of the Seller Closing Documents or the consummation of the transactions contemplated thereby, except, with respect to both clauses (i) and (ii), for (A) the approvals, filings and notices required under the insurance laws of the jurisdictions set forth in Section 3.1(e) of the Disclosure Schedule, (B) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.1(e) of the Disclosure Schedule, and (C) such other consents, approvals, authorizations, declarations, filings or notices the failure of which to be obtained or made would not have a material adverse effect on the ability of Seller to effectuate the transactions hereunder or a Company Material Adverse Effect.  Seller has no reason to believe that it and its Affiliates (including the Company) will not be able to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental Entities required to be obtained to consummate the transactions contemplated by this Agreement.

(f)           SAP Financial Statements.  The (i) Statement of Admitted Assets, Liabilities, Capital and Surplus of the Company as of December 31, 2009 and the related statements of income, changes in capital and surplus, and cash flows for the year then ended (the "SAP 2009 Financial Statements") and (ii) Statement of Admitted Assets, Liabilities, Capital and Surplus of the Company as of June 30, 2010 and the related statements of income and cash flow for the six-month period then ended (the "SAP 2010 Interim Financial Statements" and collectively with the SAP 2009 Financial Statements, the "SAP Financial Statements"), in each case as filed with the Ohio Insurance Regulator, were prepared in conformity with statutory accounting practices prescribed or permitted by the Ohio Insurance Regulator applied on a consistent basis ("SAP") and present fairly, to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition of the Company at their respective dates and the statutory results of operations and cash flows of the Company for each of the periods then ended (subject, in the case of the SAP 2010 Interim Financial Statements, to normal year-end adjustments), in each case, except as set forth in Section 3.1(f) of the Disclosure Schedule.

(g)           No Undisclosed Liabilities.  To the Knowledge of Seller, there are no liabilities of the Company of any kind that would be required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with SAP, other than (i) liabilities provided for or reflected in the SAP Financial Statements or in the notes thereto, (ii) liabilities disclosed in this Agreement (including Section 3.1(g) of the Disclosure Schedule), (iii) liabilities for losses, loss adjustment expenses and unearned premiums arising under policies or contracts of insurance or reinsurance written or assumed by the Company, and (iv) liabilities incurred in the ordinary course of business since June 30, 2010.

(h)           Absence of Certain Changes or Events.  Except as disclosed in Section 3.1(h) of the Disclosure Schedule, since December 31, 2009, the Company has conducted its business in the ordinary course, and there has not occurred (i) any event or change having a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock or (iii) any change in accounting methods, principles or practices by the Company materially affecting its assets or liabilities, except insofar as may have been required by law or required or permitted by a change in applicable accounting principles.

(i)           Employee Matters

(i)           No Employees.  The Company does not have, and never has had, any employees.  The Company has no obligation to pay any compensation or benefits to, and has no existing or contingent liability with respect to, any employees except for intercompany liabilities for expenses of employees assumed under the Amended State Auto Management Agreement or the Amended State Auto Pooling Agreement, which will be fully paid and settled prior to the Closing Date.

(ii)           Benefit Plans.  The Company does not have, and never has had, any written or oral employment or consulting agreements; severance pay, pension, retirement or profit sharing plans; employee relations policies, practices or arrangements; agreements with respect to leased or temporary employees; executive compensation plans, incentive compensation plans or similar arrangements; vacation pay plans or arrangements; sick pay plans; deferred compensation or bonus plans; incentive stock option, stock ownership or stock purchase plans; or any other employee benefit plans, programs, arrangements, agreements or understandings, including without limitation any “employee benefit plan" as defined in Section 3(3) of ERISA, to which the Company contributes or is a party or is bound or under which it may have any liability.

(j)           Taxes.  Except as disclosed in Section 3.1(j) of the Disclosure Schedule:  (i) all material Tax Returns required to be filed for any period ending on or before the Closing Date by the Company have been or will be timely filed (given effect to any extensions of time); (ii) all Taxes required to be shown on such Tax Returns or Taxes for which the Company may be liable under Treasury Regulation Section 1.1502-6 (or analogous state or foreign law) due to being a member in an affiliated group or other group filing on a combined basis, in respect of periods ending on or before the Closing Date have been paid or is an obligation that will be assumed or paid by Seller; (iii) no deficiencies for any material amount of Taxes have been proposed, asserted or assessed in writing against the Company; (v) no requests for waivers of the time to assess any such Taxes have been granted or are pending; (vi) no Federal, state, local or foreign audit or other administrative proceeding or court proceeding exists, has been initiated or has been threatened in writing with regard to Taxes or Tax Returns of the Company; and (vii) the Company (A) does not have any application pending with any Taxing Authority requesting permission for any changes in its accounting methods, or (B) is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority, but with respect to clauses (A) and (B) above, only to the extent such application or ruling will have continuing effect after the Closing Date, (viii) the Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in a "listed transaction," and no Liens for Taxes (other than liens for Taxes not yet due and payable) exist with respect to any of the assets or properties of the Company.

(k)           Compliance with Applicable Laws.  Except as disclosed in Section 3.1(k) of the Disclosure Schedule, the Company has in full force and effect with all Governmental Entities all approvals, authorizations, consents, franchises, licenses, permits and rights (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for failures of Permits to be in full force and effect which would not have a Company Material Adverse Effect.  Section 3.1(k) of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of all such Permits.  Except as disclosed in Section 3.1(k) of the Disclosure Schedule, (i) the Company has not received any notice from any Governmental Entity or other Person asserting that the Company has violated any statute, law, rule, regulation or order of any Governmental Entity or the terms and conditions of any Permit; and (ii) the Company is in compliance with all applicable statutes, laws, rules, regulations and orders of any Governmental Entity, and the terms and conditions of all Permits, except for such noncompliance which would not have a Company Material Adverse Effect.

(l)           Litigation.  Except as disclosed in Section 3.1(l) of the Disclosure Schedule, there is no suit, action, proceeding or arbitration (excluding those relating to policies or contracts of insurance or reinsurance written or assumed by the Company and covered by the Loss Portfolio Transfer Agreement or the Quota Share Reinsurance Agreement) pending or, to the Knowledge of Seller, threatened against or affecting the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company.  Except as disclosed in Section 3.1(l) of the Disclosure Schedule, there is no suit, action, proceeding or arbitration pending or, to the Knowledge of Seller, threatened against or affecting the Company that seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement.

(m)           Contracts.  Section 3.1(m) of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of all Contracts.  The term "Contracts" means all of the following types of contracts, arrangements and agreements that are material to the Company taken as a whole and to which the Company is a party (excluding any policy or contract of insurance or reinsurance written, assumed or ceded and excluding agreements set forth in any other Section of the Disclosure Schedule) or by which any of its assets are bound:

(i)           contracts, arrangements and agreements containing any provision or covenant limiting the ability of the Company to engage in any line of business, to compete with any Person or to do business with any Person or in any location or geographic area;

(ii)           mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit by the Company or the direct or indirect guarantee by the Company of any obligation of any Person for borrowed money or any other liability of the Company in respect of indebtedness for borrowed money;

(iii)           contracts, arrangements and agreements under which products or services are provided by or to the Company and under which the fees in respect thereof exceed $10,000 during any twelve period during the remaining term thereof;

(iv)           stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition of material assets or properties used in conducting the business of the Company or any capital stock or other equity interest of the Company or under which the Company has any executory indemnification or other continuing obligations; and

(v)           any other contract, arrangement or agreement involving aggregate payments reasonably expected to be in excess of $10,000 during any twelve period during the remaining term thereof.

There exists no breach or event of default, or any event which with notice or the lapse of time would constitute a material breach or event of default, on the part of the Company or, to the Knowledge of Seller, any other party with respect to any Contract which breach or event of default would have a Company Material Adverse Effect.  Assuming no default by any party other than the Company, each such Contract is in full force and effect as to the Company and each party thereto except for such failures to be in full force and effect as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(n)           Insurance Regulatory Matters.  Seller has caused the Company to make available to Buyer copies of all financial examination reports of state insurance departments with respect to the Company which have been completed since January 1, 2005.  Except as set forth in Section 3.1(n) of the Disclosure Schedule, since January 1, 2005, no violation material to the financial condition of the Company has been asserted by the Ohio Insurance Regulator or any other Governmental Entity, other than any violation which has been cured or otherwise resolved to the satisfaction of the Ohio Insurance Regulator or such other Governmental Entity or which is no longer being pursued by the Ohio Insurance Regulator or such other Governmental Entity following a response by the Company.

(o)           No Intellectual Property.  The Company does not own any Intellectual Property.

(p)           Reinsurance.  Section 3.1(p) of the Disclosure Schedule sets forth a list of all third-party reinsurance treaties and agreements, including retrocessional agreements, to which the Company is a party as of the date hereof.  Assuming no default by any party other than the Company, all such treaties and agreements set forth in Section 3.1(p) of the Disclosure Schedule, other than those which have been voided or commuted, are in full force and effect to the respective dates noted thereon.  Neither the Company nor, to the Knowledge of Seller, any other party thereto is in default in any significant respect as to any provision thereof.

(q)           No Real Property.  The Company does not own or lease any real property.

(r)           Brokers.  No broker, investment banker, financial advisor or other person, other than Willis Securities, Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates (including the Company).

(s)           Ownership of Shares.  Seller owns, beneficially and of record, all of the Shares, free and clear of all of all pledges, claims, liens, charges, encumbrances, judgments, restrictive covenants, and security interests of any kind (collectively, "Liens") except as otherwise disclosed.  Except as set forth in Section 3.1(s) of the Disclosure Schedule, Seller is not a party to any voting agreement, voting trust, proxy, or other agreement, contract or understanding with respect to the voting of any capital stock or equity interest of the Company.

(t)           Affiliate Transactions.  Section 3.1(t) of the Disclosure Schedule lists all agreements in effect as of the date hereof between the Company on the one hand, and Seller or any of its Affiliates (other than the Company) on the other.

(u)           Company Insurance.  Section 3.1(u) of the Disclosure Schedule lists, as of the date hereof, all insurance policies which insure the business of the Company or any of the assets of any Company against loss (collectively, the “Company Insurance Policies”), including each insurer’s name, coverage deductible and limit, expiration date and current premium.  Each Company Insurance Policy is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy, other than any policy that will be replaced or is intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage from an insurer that is financially sound and reputable.  The coverage provided by the Company Insurance Policies will not in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated by this Agreement.

(v)           Books and Records.  The Company has made available to Buyer its articles of incorporation, code of regulations, stock records, shareholder meeting minutes director and committee meeting minutes, financial records and all other material documents, books, records, contracts, commitments, and information concerning the Company and its operations (“Books and Records”), other than Books and Records that are subject to an attorney-client or other legal privilege which might be impaired by such disclosure or the delivery of which would breach an obligation of confidentiality pertaining to the Company, all of which Books and Records are true, correct and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(w)           No Sensitive Payments.  The Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company were or would be a violation of applicable law.

(x)           Seller Full Disclosure.  No representation or warranty of Seller made in this Agreement, nor any written statement furnished to Buyer by Seller or its Affiliates (including the Company) pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

SECTION 3.2. Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows (it being understood and agreed that each item in a particular section of the Disclosure Schedule applies to such section and any other section to which its relevance would be reasonably apparent):

(a)           Organization.  Buyer is an insurance company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as currently conducted.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

(b)           Authority.  Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer.  No action by the stockholders of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Noncontravention; Consents.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws of the Buyer (or the comparable organizational document), (ii) subject to obtaining the approvals as set forth in Section 3.2(c) of the Disclosure Schedule, conflict with, result in a breach or default under any law or order of any Governmental Entity to which the Buyer is a party or by which any of its properties or assets are bound or affected, which, in the case of clause (ii), would materially impair the ability of Buyer to consummate any of the transactions contemplated hereby.  No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (A) the approvals, filings and notices required under the insurance laws of the jurisdictions set forth in Section 3.2(c) of the Disclosure Schedule, (B) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.2(c) of the Disclosure Schedule, and (C) such other consents, approvals, authorizations, declarations, filings or notices the failure of which to be obtained or made, in the aggregate, would not materially impair the ability of Buyer to consummate any of the transactions contemplated hereby.

(d)           Purchase Not for Distribution.  The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution.  Buyer will not resell, transfer, assign or distribute the Shares, except in compliance with the registration requirements of the Securities Act of 1933, as amended, or pursuant to an available exemption therefrom.

(e)           Solvency.  Assuming the representations and warranties concerning the Company in this Agreement are true and correct as of the Closing Date, and that each of the representations and warranties in this Section 3.2(e) would be true and correct immediately before giving effect to the transactions contemplated by this Agreement, then immediately after giving effect to the transactions contemplated by this Agreement (including the payment of the Purchase Price and any financings to be undertaken in connection therewith), (i) the Company will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the assets of the Company, in each case at a fair valuation, will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, and (iii) the Company will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement at the direction or otherwise on behalf of Buyer with the intent to hinder, delay or defraud any present or future creditors of the Company.

(f)           Litigation.  There is no suit, action, proceeding or arbitration pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any Affiliate of Buyer that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement, or (ii) could reasonably be expected to materially impair the ability of Buyer to consummate any of the transactions contemplated by this Agreement.  Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by the Company that could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

(g)           Approvals and Permits.  Buyer has no reason to believe that it and its Affiliates will not be able to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental Entities required to be obtained to consummate the transactions contemplated by this Agreement.

(h)           Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

(i)           Financing.  Buyer has sufficient funds available to purchase the Shares on the terms and conditions contemplated by this Agreement, to consummate the other transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by Buyer.

(j)           Independent Investigation.  Buyer acknowledges that: (i) in making its decision to enter into this Agreement, it has relied solely upon independent investigations made by it or its representatives and advisors, and not on any representations furnished by or on behalf of Seller or the Company, other than the representations and warranties contained in this Agreement; (ii) Buyer has conducted extensive due diligence of the Company, including a review of the documents contained in a data room prepared by the Company; (iii) the Company has made available to Buyer all Books and Records pertaining to the Company that Buyer and its representatives and advisors have requested; (iv) Buyer and such representatives and advisors have been given the opportunity to ask questions of, and to receive answers from, management of the Company; and (v) all such questions have been answered to the satisfaction of Buyer.

(k)           Buyer Full Disclosure.  No representation or warranty of Buyer made in this Agreement, nor any written statement furnished to Seller by Buyer or its Affiliates pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

ARTICLE IV

COVENANTS

SECTION 4.1. Conduct of Business of the Company.  Except as contemplated or permitted by this Agreement or as required by applicable law, from the date of this Agreement to the Closing Date, Seller shall cause the Company to carry on its business only in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business.  Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, except as expressly contemplated by this Agreement, Seller shall not permit the Company to, other than in the ordinary course of business, consistent with past practice, or with the prior consent of Buyer, which consent shall not be unreasonably withheld:

(i)           (A)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, other than the Extraordinary Dividend, (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (C) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares;

(ii)           issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii)           sell, lease, license or otherwise dispose of (including by way of reinsurance) any of its material assets (other than investments), except in the ordinary course of business;

(iv)           amend its articles of incorporation or code of regulations;

(v)           acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;

(vi)           (A) incur any material indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, or (B) make any material loans, advances or capital contributions to, or investments in, any other Person, other than loans and advances to agents in the ordinary course of business and other than as to such matters related to the investment portfolio of the Company in the ordinary course of business;

(vii)           make any Tax election or settle or compromise any income tax liability that would have a Company Material Adverse Effect;

(viii)           make any change in accounting methods, principles or practices materially affecting its assets or liabilities, except insofar as may be required by law or by a change in applicable accounting principles;

(ix)           make any capital expenditures in excess of $1,000 individually or $2,500 in the aggregate (not including those made in the ordinary course of business); or

(x)           agree to take any of the foregoing actions.

SECTION 4.2. Information; Confidentiality.  From the date hereof through the Closing Date, Seller shall cause the Company to furnish to Buyer copies of the Company's Books and Records as Buyer may from time to time reasonably request, other than Books and Records that are subject to an attorney-client or other legal privilege which might be impaired by such disclosure or the delivery of which would breach an obligation of confidentiality pertaining to the Company.  Notwithstanding the foregoing, any information provided to Buyer pursuant to this Section 4.2 may be redacted, at Seller's sole discretion, to remove Seller's confidential information which is not applicable to the Company.  All requests for information pursuant to this Section 4.2 shall be directed to such Person or Persons as Seller shall designate.  Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Affiliates and representatives with respect to all information of any type furnished or made available to them pursuant to this Section 4.2.

SECTION 4.3. Commercially Reasonable Efforts.  Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 4.4. Consents, Approvals and Filings.

(a)           Each of the parties shall each use their commercially reasonable efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement.  In connection therewith, each of the parties shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request.  Each of the parties shall provide to the other party copies of all applications or other communications to Governmental Entities in connection with this Agreement concurrently with the filing or submission thereof.  To the extent that the rights of the Company under any license or other contract (including services, agreements, software licenses and hardware leases) may not be transferred or made available to Buyer without obtaining the consent of a third party, Seller shall be responsible for the costs (including any license or other fees and expenses) associated with obtaining the consents from such third party to obtain such rights or replacement of such rights.

(b)           Without limiting the generality of the foregoing, within 30 calendar days after the date hereof, Buyer shall file with the Ohio Insurance Regulator a request for the approval of the transactions contemplated by this Agreement, including a complete Form A filing, which request shall include all required exhibits.  A reasonable time prior to furnishing any written materials to the Ohio Insurance Regulator or any other Governmental Entities in connection with the transactions contemplated by this Agreement, Buyer shall furnish Seller with a copy thereof, and Seller shall have a reasonable opportunity to provide comments thereon.  Buyer shall give Seller prompt written notice if it receives any notice or other communication from the Ohio Insurance Regulator or any other Governmental Entities in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish Seller with a copy thereof.  If the Ohio Insurance Regulator requires that a hearing be held in connection with any such approval, Buyer shall use its best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by Buyer.  Buyer shall give Seller reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with the Ohio Insurance Regulator in connection with the transactions contemplated by this Agreement, and Seller shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference.

SECTION 4.5. Delivery of and Access to Books and Records after Closing.  Immediately following the Closing, Seller shall deliver to Buyer the originals or copies of the Books and Records of the Company.  Notwithstanding the foregoing, the minutes of meetings of the Company’s board of directors and committees thereof for the preceding seven calendar years may initially be redacted, at Seller's sole discretion, to remove Seller's confidential information which is not applicable to the Company.  Such redacted minutes shall be accompanied by a certificate of Seller certifying that none of the redacted information is pertinent to the Company.  Following the Closing Date, Seller shall afford to Buyer and its counsel and accountants, during normal business hours, reasonable access (subject to applicable law, any applicable legal privilege and any contractual limitations on Seller) to inspect and take copies of the unredacted Books and Records of the Company to the extent that such access may be reasonably required by Buyer in order to respond to a regulatory inquiry, subpoena, or other legal process.  On each anniversary of the Closing Date, Seller shall provide to Buyer unredacted originals or copies of the minutes from the Company’s board of directors and committees thereof which are not then within the preceding seven calendar years until all such unredacted minutes have been delivered to Buyer.

SECTION 4.6. Public Announcements.  Buyer and Seller shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by the requirements of any securities exchange.

SECTION 4.7. Settlement of Accounts with Affiliates; Intercompany Agreements.  Except as set forth in Section 4.7 of the Disclosure Schedule, concurrently with the Closing:

(a)           The Company shall (i) pay in full all payables and other amounts due or otherwise owed to Seller or any of its Affiliates, and (ii) collect any amounts due it or otherwise owed to it by Seller or any of its Affiliates; and

(b)           All intercompany agreements between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, shall either be terminated or amended to remove the Company as a party thereto, including without limitation the following:  (i) an amendment to remove the Company as a party to the State Auto Pooling Agreement, in form and content reasonably satisfactory to Buyer (the "Amended State Auto Pooling Agreement"); (ii) an amendment to remove the Company as a party to the State Auto Management Agreement, in form and content reasonably satisfactory to Buyer (the "Amended State Auto Management Agreement"); and an amendment to remove the Company as a party to the State Auto Investment Agreement, in form and content reasonably satisfactory to Buyer (the "Amended State Auto Investment Agreement") (collectively, the "Amended State Auto Agreements").   The parties thereto shall obtain all necessary consents and approvals from all Governmental Entities for the Amended State Auto Agreements to become effective concurrently with the Closing.

SECTION 4.8. Loss Portfolio Transfer Agreement and Quota Share Reinsurance Agreement.

(a)           On or prior to the Closing, Seller shall cause all (100%) of the liabilities related to losses incurred by the Company having an incurred loss date prior to the Closing Date (the "LPT Losses") to be transferred to State Auto Property and Casualty Insurance Company, as described in, and subject to the terms and conditions contained in, the Loss Portfolio Transfer Agreement.

(b)           On or prior to the Closing, Seller shall cause all (100%) of the liabilities related to losses incurred by the Company having an incurred loss date on or after the Closing Date (i) arising under Policies In-Force issued by the Company prior to the Closing Date or (ii) arising under policies issued by the Company utilizing the Seller's insurance policy issuance system on or after the Closing Date but prior to the Transition Date (both, collectively, the "QS Losses") to be transferred to State Auto Property and Casualty Insurance Company, as described in, and subject to the terms and conditions contained in, the Quota Share Reinsurance Agreement.

(c)           Other than the liabilities assumed by State Auto Property and Casualty Insurance Company under Sections 4.8 (a) and (b) above, the State Auto Insurers shall have no responsibility or liability whatsoever for any of the insurance policy losses of the Company and/or the Buyer.

SECTION 4.9. Intellectual Property.  Except as otherwise provided in this Agreement, after the Closing, the Company shall have no right to use any Intellectual Property owned by Seller or its Affiliates, including without limitation the name "State Auto" or any derivative thereof.

SECTION 4.10. Use of Corporate Name.  Effective as of the Transition Date, Buyer shall cause the Company's name to be changed to a name that does not include the words "State Auto" and is not otherwise similar to the corporate name of any State Auto Insurer. From the Closing until the Transition Date, the Company may retain and use the words "State Auto" in its corporate name, but only for the limited purpose of enabling the Company to issue new and renewal insurance policies that are subject to the Quota Share Reinsurance Agreement and for no other purpose whatsoever. At all times from and after the Closing, the Buyer, Company and its and their Affiliates may not use the corporate name or words "State Auto" except as expressly authorized in this Section 4.11 without the prior written consent of Seller.

SECTION 4.11. Termination of Reinsurance Arrangements.  Concurrently with the Closing, Seller shall cause the Company to, and the Company shall, terminate or amend any or all existing reinsurance arrangements of the Company (other than the Quota Share Reinsurance Agreement) on terms and conditions acceptable to Buyer.

SECTION 4.12. Access to State Auto Agents.  Buyer and Seller shall develop a communication plan mutually acceptable to both parties pursuant to which Buyer shall be introduced by Seller to Persons who have entered into agency agreements with one or more of the State Auto Insurers ("State Auto Agents") for the purpose of meeting such State Auto Agents and having the opportunity to negotiate and enter into agency agreements between the Company and such State Auto Agents to be effective as of the Transition Date.

SECTION 4.13. Further Assurances.  Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 4.14.  Supplements to Disclosure Schedule.  If, between the date hereof and the Closing Date, Seller becomes aware that any of its representations and warranties in this Agreement or the Disclosure Schedule was inaccurate when made or if during such period any event occurs or condition changes that causes any of such representations and warranties to be inaccurate, then Seller shall notify Buyer thereof in writing and supplement the Disclosure Schedule to account for any such inaccuracy, event or change.

SECTION 4.15.  Standstill.  Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article X, the Company and Seller shall not, nor shall Seller permit the Company or any of their respective directors, officers, employees or agent to, (a) directly or indirectly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person (other than Buyer) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving solely the sale of the Company and not any other subsidiary of Seller, (b) entertain or discuss any acquisition or investment proposals whatsoever involving solely the Company and not any other subsidiary of Seller, or (c) except as required by law after not less than five days notice to Buyer, disclose to any third party any non-published information concerning the Company, the business of the Company or the Company’s financial condition.  The Company or Seller shall promptly notify Buyer if it receives any such proposal or offer or any inquiry or contact with respect thereto.  Buyer acknowledges that Seller is a pubic company and as such this Section 4.15 is subject to the fiduciary duties of the Company and Seller and their respective directors, officers, employees, and agents.  Notwithstanding anything to the contrary in this Section 4.15, Seller shall be permitted to exercise all standard fiduciary duties of the Company or its parent without violating this provision.

ARTICLE V

RESTRICTIVE COVENANTS

SECTION 5.1. Noncompetition Agreement of Seller.

(a)           The parties acknowledge that the private passenger automobile Policies In-Force of Seller and its Affiliates (other than the Company) within the Restricted Territory ("Seller's Book") are substantially comprised of policies that are not either State Minimum Insurance Coverage Policies or policies that provide coverage that is materially similar to State Minimum Insurance Coverage Policies ("SMICP Equivalents").  However, Seller represents and warrants, and Buyer acknowledges, that Seller's Book currently contains not more than 10,500 State Minimum Insurance Coverage Policies or SMICP Equivalents in the Restricted Territory.

(b)           Seller covenants and agrees that, during the Restricted Period and within the Restricted Territory, Seller will not permit the number of State Minimum Insurance Coverage Policies and SMICP Equivalents in Seller's Book to be more than 11,500 Policies In-Force at any time.

(c)           In the event that, during the Restricted Period, Seller or one of its Affiliates acquires an insurance company, and such acquired insurance company issues State Minimum Insurance Coverage Policies and/or SMICP Equivalents within the Restricted Territory, the State Minimum Insurance Coverage Policies and/or SMICP Equivalents issued by such acquired insurance company shall not be included in determining whether Section 5.1(b) has been violated for a period of six months following the closing of the acquisition of such acquired insurance company.

SECTION 5.2. Noninterference Agreement of Buyer.

(a)           The parties acknowledge that, as a result of this Agreement and the transactions contemplated hereby, Buyer will be introduced to State Auto Agents with whom Buyer had no previous relationship with the intent that such agents become Hallmark/State Auto Agents.  The parties further acknowledge that Seller and its Affiliates intend to maintain their agency relationships with such Hallmark/State Auto Agents after Closing, except as such agency relationships pertain to State Minimum Insurance Coverage Policies and/or SMICP Equivalents.

(b)           Buyer covenants and agrees that, during the Restricted Period and within the Restricted Territory, Buyer and its Affiliates (including the Company) will not (i) induce any Hallmark/State Auto Agent to terminate its agency relationship with Seller and its Affiliates except as such agency relationship pertains to State Minimum Insurance Coverage Policies and/or SMICP Equivalents; or (ii) market, sell or issue private passenger automobile insurance policies other than State Minimum Insurance Coverage Policies or SMICP Equivalents through any Hallmark/State Auto Agents.

SECTION 5.3. Inspection Rights.  Each Party agrees to make available its books and records for inspection by designated representatives of the other Party solely for the purpose of, and to the limited extent reasonably necessary to, confirm compliance with the provisions of Sections 5.1 and 5.2 above.  Any such inspection shall be upon reasonable notice, during regular business hours and at the sole expense of the reviewing Party.

SECTION 5.4. Remedies.  Each Party acknowledges and agrees that the other Party's remedies at law for any violation or attempted violation of Section 5.1 or Section 5.2 would be inadequate and that, in the event of any such violation or attempted violation, the other Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to the other Party from time to time.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party's Obligations.  The respective obligations of each party to effectuate the purchase and sale of the Shares and the other actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Governmental Consents.  All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities, including those set forth in Sections 3.1(e) and 3.2(c) of the Disclosure Schedule, in connection with the consummation of the transactions contemplated hereby by Seller and Buyer shall have been made or obtained.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have used all reasonable efforts to have any such order or injunction vacated.

SECTION 6.2. Conditions to Obligations of Buyer.  The obligations of Buyer to effect the purchase and sale of the Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and correct (without regard to any qualifications or references to Company Material Adverse Effect, "material", or any other materiality qualifications or references contained in any specific representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct as of such date, and (ii) where any failure of the representations or warranties in the aggregate to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate any of the transactions contemplated by this Agreement or a Company Material Adverse Effect.

(b)           Performance of Obligations of Seller.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

SECTION 6.3. Conditions to Obligations of Seller.  The obligations of Seller to effect the purchase and sale of the Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement (without regard to any qualifications or references to "material adverse effect", "material", or any other materiality qualifications or references contained in any specific representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct as of such date, and (ii) where any failure of the representations or warranties in the aggregate to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 7.1. Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 8.1(a) and 8.1(b) and shall terminate and expire at the close of the Earnout Period (the “Claim Period”).  All covenants and agreements contained in this Agreement, to the extent that the foregoing is to have effect or be performed after the Closing, shall survive the Closing in accordance with their terms.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1. Obligation to Indemnify.

(a)           Following the Closing, and subject to the limitations set forth in Article VII and this Article VIII, Seller shall indemnify and hold harmless Buyer from and against all Losses to the extent arising from or related to (i) any breach of the representations and warranties of Seller contained in this Agreement, (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement which survive the Closing, and (iii) any of the matters disclosed in Section 3.1(j), Section 3.1(l) or 3.1(n) of the Disclosure Schedule; provided, however, that, except with respect to the matters disclosed in Section 3.1(j), Section 3.1(l) and 3.1(n) of the Disclosure Schedule (which shall be fully indemnified hereunder), Seller shall not have any liability unless the aggregate of all Losses for which Seller would, but for this proviso, be liable, exceeds on a cumulative basis an amount equal to $100,000 (the "Indemnification Basket"), and then only to the extent of any such excess; and provided, further, however, that Seller shall not have any liability under this Section 8.1(a) for any breach of a representation, warranty, covenant or agreement if, on or prior to the Closing Date, Buyer had Knowledge of the facts, matters, failures or circumstances that resulted in such breach.  In any event, the maximum amount for which all Seller shall collectively be liable under Section 8.1(a) shall not exceed the sum of $4,000,000 plus the amount of any Earnout otherwise paid or payable to Seller (the "Indemnification Cap").

(b)           Subject to the limitations set forth in Article VII, Buyer shall indemnify and hold harmless Seller from and against all Losses to the extent arising from or related to (i) any breach of the representations and warranties of Buyer contained in this Agreement, and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement which survive the Closing.

(c)           All claims for indemnification for breaches of representations or warranties made but not resolved prior to the expiration of the Claim Period will survive until such claim is fully and finally resolved under this Article VIII.  No claims for indemnity for breaches of representations or warranties hereunder may be made by any party after the Claim Period.

SECTION 8.2. Indemnification Procedures.

(a)           In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing, and in reasonable detail, including the estimate of the amount of the claim and the specific sections of the Agreement which form the basis of the claim, promptly, and in any event within 15 calendar days, after such Indemnified Party learns of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five calendar days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not as long as it conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

(c)           The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Sections 8.1(a)(i) and 8.1(b)(i) shall terminate upon the expiration of the Claim Period, except as to any item as to which the Person to be indemnified shall have, before the expiration of the Claim Period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.  After the Closing, the indemnities provided in Sections 8.1(a) and 8.1(b) shall be the sole and exclusive remedy at law or in equity for any breach of representation, warranty, covenant or agreement (other than those covenants and agreements which survive the Closing, including those in Article IX) or other claim arising out of this Agreement or the transactions contemplated hereby by any party hereto.

(d)           The amount of any Losses for which indemnification is provided under this Agreement shall be (i) net of any amounts recovered by the Indemnified Party from insurers or other third parties with respect to such Losses, (ii) net of any amounts reserved, accrued or expensed on the balance sheet included in the SAP 2010 Interim Financial Statements with respect to the facts, circumstances or matters giving rise to such Losses, (iii) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder, provided that such Tax cost shall be computed taking into account the receipt of any such indemnity payments, and (iv) reduced to take account of any actual Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses, provided that such Tax benefit shall calculated in accordance with the principles set forth in Section 9.2.

(e)           Notwithstanding anything contained herein to the contrary, (i) no Indemnifying Party shall be liable for lost profits or any punitive, exemplary, consequential or similar damages, except for lost profits or punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim by an Indemnified Party, (ii) no Indemnified Party shall be entitled to indemnification under Section 8.1 with respect to any matter of which such Indemnified Party had Knowledge at or prior to the Closing and (iii) no establishment or increase of or other adverse development in liabilities (or impairment of assets) for or in respect of losses or loss adjustment expenses under any policies or contracts of insurance written or assumed (or to be written or assumed) by the Company shall be the basis for any claim by Buyer or any of its Affiliates that any representation or warranty in this Agreement has been breached.

(f)           The Indemnifying Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.  In the event the Indemnifying Party shall fail to take such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of Losses that could reasonably have been expected to have been avoided if the Indemnified Party had taken such steps.

(g)           In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article VIII) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

(h)           The Indemnified Party shall have the right to offset any amounts for which it is entitled to indemnification under this Article VIII against any amounts otherwise payable by the Indemnified Party to the Indemnifying Party under this Agreement.

ARTICLE IX

TAX MATTERS

SECTION 9.1. Returns and Payments.  Seller shall, in a timely manner, prepare and file with the appropriate Taxing Authority, or cause the Company to prepare and file with the appropriate Taxing Authority, all Tax Returns required to be filed by the Company on or before the Closing Date, and Seller shall cause the Company to pay all Taxes reported as due on such Tax Returns.  Seller shall pay all Taxes for which the Company may be liable under Treasury Regulation Section 1.1502-6 (or analogous state or foreign law) due to being a member in an affiliated group or other group filing on a combined basis, in respect of periods ending on or before the Closing Date.

With respect to any Tax Return required to be filed by the Company after the Closing Date and as to which an amount of Tax may be indemnifiable by Seller pursuant to Section 8.1(a), Seller and Buyer shall jointly prepare and file such Tax Return with the appropriate Taxing Authority, or jointly cause the Company to prepare and file such Tax Return with the appropriate Taxing Authority.  Seller and Buyer shall reasonably cooperate with each other in the preparation of any such Tax Return.  If Seller and Buyer cannot agree as to the appropriate treatment of any item on such Tax Return, the issue in dispute shall be reviewed by a nationally recognized accounting firm mutually agreeable to the parties and such accounting firm shall (after taking into account the positions advocated by each party) determine in accordance with the terms of this paragraph the appropriate treatment thereof.  The findings of such accounting firm shall be binding on all parties except to the extent there is a "determination" made to the contrary as such term is defined in Section 1313(a) of the Code, and the Tax Return shall be completed and filed in a manner consistent with such findings; provided, however, that if any such decision has not been rendered and made available by the date that is two Business Days prior to the date when such Tax Return is required to be filed, Buyer shall cause the Company to file such Tax Return as of the date required by applicable law reflecting the positions of the Buyer with respect to all disputed items (the "Company Disputed Tax Positions").

SECTION 9.2. Tax Benefits.  Any indemnifiable Losses payable by an Indemnifying Party under Article VIII of this Agreement shall be reduced by the amount of any Tax benefit that the Indemnified Party expects to realize as a result of claiming or being entitled to claim any deductions, credits or losses for Tax purposes relating to such claim for indemnity, which for this purpose shall mean an amount equal to the present value to the Indemnified Party of any refund, deduction, credit, allowance, set-off or other reduction in otherwise required Tax payments, including any interest payable thereon, of the Indemnified Party, or any Affiliate thereof, resulting from or otherwise attributable to the indemnified Losses, including any Tax savings attributable to the deductibility of the Indemnified Party's or its Affiliate's payment of any Losses for which it receives an indemnification payment.  Such present value shall be computed as of the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (i) using the maximum marginal rate of the relevant Tax payable by the Indemnified Party for any Tax year in which such savings or refund were or will be available after first reflecting all other items of income, gain, deduction, loss or credit for such period, and (ii) using the applicable short term federal rate (as such term is defined in Section 1274(d) of the Code) as of the relevant determination date.  To the extent that the parties cannot agree whether any Tax savings exists (or will be realized) or on the appropriate treatment of any Tax savings, the issue in dispute shall be reviewed by a nationally recognized accounting firm mutually agreeable to the parties and such accounting firm shall (after taking into account the positions advocated by each party) determine in accordance with the terms of this paragraph the appropriate treatment thereof.  The findings of such accounting firm shall be binding on all parties.

SECTION 9.3. Tax Refunds.  Any Tax refund (including any interest with respect thereto) relating to the Company for Taxes paid for any Taxable period prior to the Closing Date shall be the property of Seller, and if received by Buyer or the Company shall be paid over promptly to Seller.  Notwithstanding any provision in this Agreement to the contrary, neither the Company nor Buyer shall take any position or action (including the filing of any amended Tax returns or the carryback of any Tax items to Tax periods ending on or prior to the Closing Date) that could adversely affect Seller or any Affiliate of Seller, without first obtaining Seller's written consent and any refunds of Taxes or other reductions or savings in Taxes received as a result of a breach of this covenant will be for Seller's account.

SECTION 9.4. Conveyance Taxes.  Buyer shall be liable for and shall hold Seller harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.  Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

SECTION 9.5. Miscellaneous.  Seller and Buyer agree to treat all indemnity payments made by either of them to or for the benefit of the other under this Agreement as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

ARTICLE X

TERMINATION PRIOR TO CLOSING

SECTION 10.1. Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           by Seller or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

(b)           by Seller or Buyer in writing, if the Closing has not occurred on or prior to December 31, 2010, unless due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

(c)           at any time on or prior to the Closing Date, by mutual written consent of Seller and Buyer.

SECTION 10.2. Survival.  If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for (a) the provisions of Section 4.2, Section 4.6, this Section 10.2 and Article XI and (b) rights and obligations arising from any breach of this Agreement prior to such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1. Fees and Expenses.  Whether or not the purchase and sale of the Shares is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

SECTION 11.2. Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed as provided below) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Buyer, to

Hallmark Insurance Company
℅ Hallmark Financial Services, Inc.
777 Main Street
Suite 1000
Fort Worth, Texas  76102
Attention:  Chief Executive Officer
Fax Number:  (817) 348-1815

with a copy to:

McGuire, Craddock & Strother, P.C.
2501 N. Harwood
Suite 1800
Dallas, Texas  75201
Attention:  Steven D. Davidson, Esq.
Fax Number:  (214) 954-6868

if to Seller, to

State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio  43215
Attention:  Chief Executive Officer
Fax Number:  (614) 464-4911

with copies to:

State Auto Insurance Companies
518 East Broad Street
Columbus, Ohio  43215
Attention:  General Counsel
Fax Number:  (614) 887-1763

and

Baker & Hostetler LLP
65 East State Street, Suite 2100
Columbus, Ohio  43215
Attention:  Joseph P. Boeckman, Esq.
Fax Number:  (614) 462-2616

Notice given by personal delivery or overnight courier shall be effective upon actual receipt.  Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day if not received during the recipient's normal business hours.  All notices by facsimile shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.

SECTION 11.3. Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Any fact or item disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to which such fact or item may apply.  Disclosure of any item in the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Company Material Adverse Effect or a material adverse effect on the ability of Seller or Buyer to consummate any of the transactions contemplated hereby.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

SECTION 11.4. Entire Agreement; Third-Party Beneficiaries.  This Agreement (including all exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.  Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Shares and the other transactions contemplated hereby and is capable of bearing the economic risks thereof.  Except as otherwise expressly set forth in this Agreement, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 11.5. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 11.6. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.7. Dispute Resolution; Enforcement.

(a)           In the event of any dispute arising under this Agreement, prior to the commencement of litigation, a senior officer of Buyer and a senior officer of Seller shall attempt in good faith to resolve the dispute consistent with the terms of this Agreement.  If they are unable to resolve the dispute in this manner within a reasonable period of time, the parties may pursue judicial remedies with respect to such dispute.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of Columbus (each, a "Columbus Court") for purposes of enforcing this Agreement.  In any such action, suit or other proceeding, each of the parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Columbus Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such Columbus Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, however, that nothing set forth in this sentence shall prohibit any of the parties from removing any matter from one Columbus Court to another Columbus Court.  Each of the parties also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.  Each of the parties agree that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 11.2, constitute good, proper and sufficient service thereof.

SECTION 11.8. Severability; Amendment and Waiver.

(a)           Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)           This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.

(c)           No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

SECTION 11.9. Certain Limitations.  Buyer acknowledges and agrees that none of Seller or any of its Affiliates, or any employee, officer, director, agent, representative or advisor of any of them, makes or has made, and Buyer has not relied on, any representation or warranty to Buyer, oral or written, express or implied, other than as set forth in Section 3.1.  Without limiting the generality of the foregoing, no such Person has made any representation or warranty to Buyer with respect to:  (i) the Confidential Information Memorandum, as amended or supplemented from time to time or any other evaluation materials regarding the business of the Company provided by or on behalf of Seller to Buyer (collectively, the "Descriptive Materials"); (ii) any information set forth in any actuarial valuation or appraisal provided to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby; or (iii) any financial projection or forecast relating to the regarding the business of the Company.  With respect to the Descriptive Materials and any such valuation, appraisal, projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that:  (A) there are uncertainties inherent in attempting to make such valuations, appraisals, projections and forecasts; (B) it is familiar with such uncertainties; (C) it is not acting and has not acted in reliance on the Descriptive Materials or on any such valuation, appraisal, projection or forecast so furnished to it; and (D) it shall have no claim against any such Person with respect to the Descriptive Materials or any such valuation, appraisal, projection or forecast.  Buyer further acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection with the transactions contemplated hereby, neither the Company nor any Seller makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument delivered or to be delivered in connection with the transactions contemplated hereby is intended or shall be construed to be, a representation or warranty (express or implied) of the Company or any of the Seller with respect to, the calculation, establishment, adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on the SAP Financial Statements or any other financial document.  Buyer further acknowledges and agrees that no fact, condition, development or issue relating to reserves (including the adequacy or sufficiency thereof), other than as expressly set forth in this Agreement, may be used, directly or indirectly, to demonstrate or support the breach of any representation or warranty contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby.  Buyer further acknowledges and agrees that it shall be precluded from asserting that a condition set forth in Article VI has not been satisfied by reason of a fact, matter, failure or circumstance of which Buyer had Knowledge on or before the date hereof.

SECTION 11.10. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

SECTION 11.11. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures on next page.  Remainder of page intentionally blank.]

Signature Page to Stock Purchase Agreement

BUYER HALLMARK INSURANCE COMPANY	SELLER STATE AUTO FINANCIAL CORPORATION

By	By
Name	Name
Its	Its

Signature Page